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                                                                    EXHIBIT 23.1
                                                                    ------------

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Liberty Media Corporation:

We consent to the use, in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-93917), of our report dated March 9, 1999, relating to the consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive earnings, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1998 included herein and to the reference to our firm under the heading "Experts" in the registration statement.



                                                  KPMG LLP

Denver, Colorado
February 7, 2000